Exhibit 23.1

Crowe Horwath (HK) CPA Limited Member Crowe Horwath International 34/F The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong Main +852 2894 6888 Fax +852 2895 3752 www.crowehorwath.hk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated May 18, 2012, relating to our audits of the consolidated financial statements of Maxclean Holdings Ltd for each of the three years in the period ended December 31, 2011, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, China
August 30, 2012